Exhibit 10.2

Board of Directors
Compensation Policy

Effective as of the March 2005 quarterly Board and Board Committee Meetings, the independent director compensation is as follows:

A. Annual Retainer and Annual Stock Option Award

•	independent directors shall be paid an annual retainer of $40,000; and

•	independent directors shall receive additional compensation in the form of an annual stock option grant, given in either stock options, stock appreciation rights, or restricted shares or units, of approximately 5,500 shares;

B. Fees for Specific Services as a Director

Each independent director shall also be entitled to receive up to $80,000 in additional fees for specific services as a director, which shall be earned and become payable according to the following schedule:

•	the independent directors shall continue to receive the fees currently in effect for attendance at board committee meetings—$1,500 for a meeting of under 3 hours in duration and $3,000 for a meeting longer than 3 hours in duration;

•	the independent director serving as “presiding director” shall be paid an annual fee of $6,000 ($1,500 to be paid quarterly) for the lead director’s additional responsibilities;

•	the chairman of each board committee shall continue to receive the fees currently in effect for such position—$3,000 for a meeting under 3 hours in duration and $6,000 for a meeting longer than 3 hours in duration;

•	the independent/non-employee directors shall continue to receive $1,500 for each Board meeting actually attended;

•	the independent/non-employee directors shall receive $1,500 per day for attendance in their capacity as directors at formal meetings in their capacity as directors with Company officers not held on the same day as a board meeting or board committee meeting, including, without limitation but by way of example, Executive Committee meetings and strategic planning meetings; and

•	the independent directors shall receive $1,500 per day for each day on which they attend “extraordinary meetings” or perform “extraordinary services” in their capacity as members of a Board committee, in each case as determined to be extraordinary and approved for payment by the applicable Board committee following submission of a request for payment by the independent director.

C. Director Stockownership

•	the independent directors shall have up to five years to acquire the greater of

(i) 3,000 shares of Company stock or (ii) the number of shares equal to $160,000, which is four-times their current retainer fee of $40,000; these shares may be acquired in the form of exercised vested options, vested restricted stock or units, or phantom stock in connection with their Deferred Compensation Plan.

The Corporate Governance and Nominating Committee shall annually review the policy of independent director compensation and stock ownership requirements.